Exhibit 99.1

AeroGrow Reports Results for the Quarter Ended June 30, 2012

•	Company delivers 11th consecutive quarter of year-over-year EBITDA improvement while increasing spending on new product development and advertising.

Boulder, CO – August 10, 2012 - AeroGrow International, Inc. (OTCQB:AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the three months ended June 30, 2012, the first quarter of its fiscal year ending March 31, 2013.

For the eleventh consecutive quarter, AeroGrow reported a year-over-year improvement in EBITDA performance, and reduced its EBITDA loss by almost 35% to $299,653 for the quarter, despite the expected decline in business activity during the seasonally slow summer months.

“We were pleased to continue our sustained trend of improved earnings and margin performance,” said Mike Wolfe, AeroGrow’s President and CEO.  “We believe we have successfully transformed the business model of the Company and built a solid foundation on which to invest for the future.”

The improved EBITDA performance was driven by an 8.6 percentage point year-over-year increase in gross margin, to 51.1%, and by a 10.3% decrease in the Company’s operating expenses.  The reduction in expenses was delivered despite a significant year-over-year increase in expenses intended to drive future growth, including increased spending on new product development and advertising.  Sales for the quarter were down 4.3%, as a 3% increase in the Company’s direct-to-consumer revenue was more than offset by lower sales to retailers that principally resulted from the Company’s strategic shift away from this channel.

During the quarter, the Company also raised $1.6 million in new equity capital and completed a broad restructuring of its balance sheet that converted more than $7.4 million in face value of debt and all of the Company’s preferred stock into common equity.  These actions simplified the Company’s capital structure, strengthened the balance sheet, and dramatically reduced the impact of interest costs and principal repayments on the Company’s future cash flow.  In addition, to address the number of common shares now outstanding and to try to position the stock for broader distribution, AeroGrow’s Board of Directors authorized a shareholder-approved 1-for-100 reverse split of the Company’s common stock, to take effect as soon as the necessary regulatory approvals are received.

AeroGrow reported a net loss of $7.2 million for the quarter, which included the impact of $6.6 million in one-time non-cash accounting charges related to the conversion of its debt into equity.  Excluding the impact of non-cash charges related to the convertible debt, the Company’s pro forma net loss for the quarter ended June 30, 2012 would have been $519,541, or 38% lower than the comparable adjusted net loss in the prior year.

“Our improved operating performance, in combination with the new capital we raised and a solid balance sheet, allowed us to begin our planned investment in re-building the revenue base of the Company,” continued Mr. Wolfe.  “With new products in the pipeline, planned expansion and testing of several new channels of distribution, and plans to increase our media and public relations reach, we’re excited about the prospects for the upcoming indoor gardening season, which begins in earnest in November.”

RESULTS OF OPERATIONS

For the three months ended June 30, 2012, sales totaled $1,416,533, a $63,370, or 4.3%, decrease from the same period in the prior year.  The decrease in revenue was more than fully accounted for by a $107,241, or 71%, reduction in sales to large retailers that resulted from our strategic decision to de-emphasize this channel because of its low margins and high capital requirements, and because of a comparison to the prior year that included in retail revenue the impact of a test of distribution into the network marketing channel.  Our direct-to-consumer revenue increased by 3.0%, or $39,266, driven by a 23% increase in our advertising expenditures during the quarter, reflecting increased utilization of catalog mailings during the current year period and a comparison to the prior year in which advertising spending was severely limited by liquidity constraints, partially offset by the impact of lower average pricing for our products in the current year period.  In our direct-to-consumer business, we generated $7.82 of revenue for every dollar of advertising expenditures, as compared to $9.33 in the prior year period.  The decrease in dollars of revenue per dollar of advertising expense reflected the lower average pricing in the current year period combined with an increase in catalogue mailings as a percent of total marketing spending.

On a product line basis, AeroGarden sales declined by 5.2% from the prior year, while the recurring revenue from seed kit and accessories decreased by 3.8%.  Both decreases primarily reflected the effect of the decline in sales into the retail channel noted above.  Seed kit and accessory sales represented 63.3% percent of total revenue for the three months ended June 30, 2012, up slightly from 63.0% in the prior year period.

Gross margin for the three months ended June 30, 2012 was 51.1%, up from 42.5% for the year earlier period.  The increase in percentage margin reflected a variety of factors during the current year period, including efficiencies achieved in our assembly, fulfillment, and distribution operations, and an increased mix of higher-margin direct-to-consumer sales.

In aggregate, operating expenses decreased $128,565, or 10.3%, from the prior year.  This decline reflected the combined effects of cost saving initiatives and lower staffing than in the prior year period, partially offset by increases in advertising and spending on new product development.

Our operating loss totaled $398,616 for the three months ended June 30, 2012, $222,695, or 35.8%, lower than the $621,311 loss reported in the prior year period.  The improved operating performance reflected the higher gross margin and decrease in operating expenses, partially offset by the impact of lower revenue.

Other income and expense for the three months ended June 30, 2012 totaled to a net other expense of $6,769,192, as compared to net other expense of $921,664 in the prior year period.  The net other expense in the current year period included the impact of $6,648,267 in non-recurring, non-cash charges that resulted from the conversion of all of our outstanding convertible debt into common stock during the period.  For the three months ended June 30, 2011, net other expense included $698,946 in non-cash charges related to our convertible debt.  Excluding these charges from both years, our net other expense in the current year period totaled $120,925 as compared to $222,718 in the prior year period.

The net loss for the three months ended June 30, 2012 was $7,167,808 as compared to $1,542,975 in the prior year period.  The increase in the net loss was more than fully accounted for by the non-cash accounting charges related to the conversion of convertible debt into common stock during the current year period.

The following table sets forth, as a percentage of sales, our financial results for the three months ended June 30, 2012 and the three months ended June 30, 2011:

	Three Months Ended June 30,
	2012	2011
Net revenue
Direct-to-consumer	94.0%	87.4%
Retail	3.1%	10.2%
International	2.9%	2.4%
Total net revenue	100.0%	100.0%

Cost of revenue	48.9%	57.5%
Gross profit	51.1%	42.5%

Operating expenses
Research and development	6.6%	1.5%
Sales and marketing	31.9%	34.7%
General and administrative	40.8%	48.3%
Total operating expenses	79.3%	84.5%
Loss from operations	-28.2%	-42.0%

AEROGROW INTERNATIONAL, INC.
Statements of Operations

	Three months ended June 30,
	2012	2011
Product sales, net	$1,416,533	$1,479,903
Cost of revenue	693,332	850,832
Gross profit	723,201	629,071

Operating expenses
Research and development	93,024	22,063
Sales and marketing	451,177	514,000
General and administrative	577,616	714,319
Total operating expenses	$1,121,817	$1,250,382

(Loss) from operations	(398,616)	(621,311)

Other (income) expense, net
Interest (income)	(2)	(12)
Interest expense	108,975	830,656
Interest expense – related party	11,650	118,341
Debt conversion costs	6,648,267	--
Other (income) expense	302	(27,321)
Total other expense, net	6,769,192	921,664

Net loss	$(7,167,808)	$(1,542,975)

Net loss per share, basic and diluted	$(0.01)	$(0.08)

Weighted average number of common shares outstanding, basic and diluted	576,294,744	19,244,160

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	June 30, 2012	March 31, 2012
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$1,228,769	$501,577
Restricted cash	28,079	42,756
Accounts receivable, net of allowance for doubtful accounts of $188 and $768 at June 30, 2012 and March 31, 2012, respectively	61,677	221,713
Other receivables	139,596	197,076
Inventory	1,668,998	1,784,424
Prepaid expenses and other	253,343	309,340
Total current assets	3,380,462	3,056,886
Property and equipment, net of accumulated depreciation of $2,739,734 and $2,709,075 at June 30, 2012 and March 31, 2012, respectively	109,058	133,768
Other assets
Intangible assets, net of $124,765 and $120,923 of accumulated amortization at June 30, 2012 and March 31, 2012, respectively	200,963	198,490
Deposits	145,201	145,744
Deferred debt issuance costs, net of accumulated amortization of $2,260,601 and $1,449,581 at June 30, 2012 and March 31, 2012, respectively	33,096	844,116
Total other assets	379,260	1,188,350
Total assets	$3,868,780	$4,379,004

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes payable	$256,918	$633,995
Notes payable – related party	102,846	307,821
Current portion – long term debt – related party	--	100,464
Current portion – long term debt	588,612	988,589
Accounts payable	476,012	607,840
Accrued expenses	340,933	252,562
Customer deposits	6,232	8,270
Deferred rent	6,739	6,207
Total current liabilities	1,778,292	2,905,748
Long term debt	1,861,005	5,892,590
Long term debt – related party	--	702,708
Total liabilities	3,639,297	9,501,046
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 and 7,526 shares issued and outstanding at June 30, 2012 and March 31, 2012, respectively	--	8
Common stock, $.001 par value, 750,000,000 shares authorized, 576,294,744 and 20,994,160 shares issued and outstanding at June 30, 2012 and March 31, 2012, respectively	576,295	20,994
Additional paid-in capital	74,566,573	62,602,533
Accumulated deficit	(74,913,385)	(67,745,577)
Total stockholders' equity (deficit)	229,483	(5,122,042)
Total liabilities and stockholders' equity (deficit)	$3,868,780	$4,379,004

AEROGROW INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION

SALES BY CHANNEL

	Three Months Ended June 30,
Net Revenue	2012	2011
Direct-to-consumer	$1,332,155	$1,292,889
Retail	43,783	151,024
International	40,595	35,990
Total	$1,416,533	$1,479,903

SALES BY PRODUCT

	Three Months Ended June 30,
	2012	2011
Product Revenue
AeroGardens	$519,189	$547,564
Seed kits and accessories	897,344	932,339
Total	$1,416,533	$1,479,903
% of Total Revenue
AeroGardens	36.7%	37.0%
Seed kits and accessories	63.3%	63.0%
Total	100.0%	100.0%

EBITDA CALCULATION

	Three Months Ended June 30,
	2012	2011
(Loss) from operations	$(398,616)	$(621,311)
Add back non-cash items:
Depreciation	31,737	91,240
Amortization	3,842	4,286
Stock based compensation	63,384	67,473
Total non-cash items	98,963	162,999
EBITDA	$(299,653)	$(458,312)

EBITDA is a non-GAAP measure.  The GAAP measure most directly comparable to EBITDA is net earnings. The non-GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755